(UNAUDITED)
                                                                   EXHIBIT 11.0

                       Alexander & Alexander Services Inc.
                    Computation of per Common Share Earnings
             Three and Nine Months Ended September 30, 1996 and 1995
                   (in millions, except per share information)

                                                Three Months Ended  Nine Months Ended
                                                   September 30,      September 30,
                                                ------------------  -----------------
                                                  1996      1995     1996        1995
                                                 ------    ------   ------      ------
PRIMARY
-------

  Earnings Attributable to Common
  -------------------------------
  Shareholders:
  -------------
  Net income                                     $ 13.1    $ 17.5   $ 47.7      $81.9
  Less:  Preferred stock dividends                 (6.7)     (6.4)   (19.9)     (18.9)
                                                 ------    ------   ------      ------

  Earnings attributable to common
    shareholders                                 $  6.4    $ 11.1   $ 27.8      $63.0
                                                 ======    ======   ======      =====

  Average Common and Common Equivalent Shares
  -------------------------------------------
  Outstanding:
  ------------
  Average common shares outstanding                45.2      44.3     45.1        44.3
  Add shares of common stock assumed issued on
    exercise of stock options                       0.1       0.3       -          0.2
                                                 ------    ------   ------      ------
  Average common and common equivalent shares
    outstanding                                    45.3      44.6     45.1        44.5
                                                 ======    ======   ======      ======

FULLY DILUTED
-------------

  Fully Diluted Earnings Per Share:
  Net income                                     $ 13.1    $ 17.5   $ 47.7      $81.9
  Less:  Preferred stock dividends                 (6.7)     (6.4)   (19.9)     (18.9)
                                                 ------    ------   ------      -----

  Earnings attributable to common
    shareholders                                    6.4      11.1     27.8        63.0
  Add:  Series B preferred stock dividends          0.0        -       0.0        12.7
                                                 ------    ------   ------      ------
  Net income available to common shareholders    $  6.4    $ 11.1   $ 27.8      $ 75.7
                                                 ======    ======   ======      ======

  Average Common Shares Outstanding, Assuming
  -------------------------------------------
  Full Dilution:
  --------------
  Average common shares outstanding                45.2      44.3     45.1        44.3
  Add shares of common stock assumed issued on:
    Exercise of stock options                       0.1       0.3       -          0.3
    Conversion of Series B preferred stock          0.0        -       0.0        12.5
                                                 ------    ------   ------      ------
  Average common and common equivalent shares
    outstanding, assuming full dilution            45.3      44.6     45.1        57.1
                                                 ======    ======   ======      ======


                                       41